Exhibit 99.1

Houston American Energy Provides Update on Financing Activities and Financial Position

Houston, TX – January 22, 2020 – Houston American Energy Corp. (NYSE American: HUSA) today provided an update on the company’s recent financing activities and current financial position.

Since reporting 3rd quarter 2019 results, Houston American has raised $4.49 million of net proceeds from the sale of common stock. The shares were sold under its previously announced “at-the-market”, or ATM, sales program at an average price of $0.21 per share. These funds will be used to retire all short-term debt and are expected to fully fund the company’s 2020 drilling budget and to establish a cash reserve to support operations and future projects.

Jim Schoonover, CEO of Houston American Energy, stated, “With the broad strength in energy markets and energy stocks in the wake of the recent U.S./Iran conflict, we elected to access funds available under our ATM sales program. With this financing, we expect to be able to fully fund our operating and capital expenditure requirements during 2020 with additional capital available to pursue other growth opportunities that may come our way. We are excited about the additions to our prospect inventory over the past year and the direction of the company and look forward to reporting our progress to shareholders throughout 2020.”

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding our ability to fully fund our 2020 drilling budget and support operations and future projects. Our ability to fund our drilling budget, operations and future projects is subject to numerous risk factors, including potential cost overruns, unforeseen costs, acceleration of drilling operations not presently contemplated, other factors that may result in our spending more than presently contemplated to support operations, planned 2020 drilling operations and future projects, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.